As filed with the Securities and Exchange Commission on
     February 20, 1996
                                        Reg. No. 33-________
     _______________________________________________________
     _______________________________________________________


           SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549
                      ___________________

                         FORM S-3
                   REGISTRATION STATEMENT
               Under The Securities Act of 1933
                      ___________________

                     THE DIANA CORPORATION
     (Exact name of registrant as specified in its charter)

       Delaware                          36-2448698
     (State or other jurisdiction of     (I.R.S. Employer
      incorporation or organization)     Identification No.)

                    8200 West Brown Deer Road
                          Suite 200
                  Milwaukee, Wisconsin  53223
                       (414) 355-0037
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Richard Y. Fisher
                   The Diana Corporation
                 8200 West Brown Deer Road
                         Suite 200
                   Milwaukee, WI  53223
                      (414) 355-0037
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

               Copies of all communications to:
                      Larry D. Lieberman
                      Godfrey & Kahn, S.C.
                     780 North Water Street
                      Milwaukee, WI  53202
                       __________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                CALCULATION OF REGISTRATION FEE
     _______________________________________________________
     _______________________________________________________

     Title of               Proposed
     each                   maximum   Proposed
     class of    Shares     offering  maximum
     securities  to be      price     aggregate Amount of
     to be      registered  per       offering  registration
     registered    (1)      unit      price     fee
     _______________________________________________________
     _______________________________________________________

     Common
      Stock     350,000    $15.5625  $5,446,875   $1,879
                              (1)
     _______________________________________________________
     _______________________________________________________

     (1)  Estimated solely for the purpose of calculating
     the registration fee in accordance with Rule 457(c)
     under the Securities Act of 1933 based on the reported
     average of the high and low prices of the Common Stock
     on the New York Stock Exchange on February 15, 1996.
                      _________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     ____________________________________________________
     ____________________________________________________

     PROSPECTUS


                    350,000 Shares

                The Diana Corporation

                   Common Stock

          This Prospectus relates to up to 350,000 shares of common stock, $1.00 par value per share (the "Shares"), of The Diana Corporation (the "Company") which may be offered from time to time by the selling shareholder named herein (the "Selling Shareholder"). The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of the Shares, estimated to be approximately $8,000.

          The Shares may be offered for sale from time to time by the Selling Shareholder named herein, or by its pledges, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions on or through the facilities of the New York Stock Exchange, Inc. ("NYSE"), in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Shareholder may pledge all or a portion of the Shares as collateral in loan transactions. Upon default by the Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholder under this Prospectus. The Selling Shareholder may also transfer Shares by gift, and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. The Selling Shareholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

          The Shares are included for quotation on the NYSE under the symbol "DNA".

                     _____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ______________________


     The date of this Prospectus is February ____, 1996.

                      AVAILABLE INFORMATION

          The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, Registration Statement and exhibits and other information filed by the Company may be inspected and, upon payment of prescribed fees, copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, the Company's Common Stock is included for quotation on the NYSE, and such reports, proxy and information statements, Registration Statement and other information concerning the Company should be available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Shares are traded.

                        ___________________

          No person has been authorized to give any information or to make on behalf of the Company any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of any offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          (1) the Company's Annual Report on Form 10-K for the year ended April 1, 1995;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended July 22, 1995, October 14, 1995 and January 6, 1996;

          (3) the Company's Current Reports on Form 8-K filed with the Commission on July 5, 1995, October 17, 1995, December 5, 1995 and January 31, 1996 and Form 8-K/A filed with the Commission on January 31, 1996;

          (4) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange
     Act, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Such documents, and the documents listed above, are hereinafter referred to as "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to Incorporated Documents and should be read in conjunction therewith.

          The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Corporate Secretary, The Diana Corporation, 8200 West Brown Deer Road, Suite 200, Milwaukee, Wisconsin 53223, telephone (414) 355-0037.

                       USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder.



                     SELLING SHAREHOLDER

          The following information regarding the Shares offered hereby has been provided to the Company by the Selling Shareholder identified below and reflects information concerning beneficial ownership of Shares as of the date of this Prospectus. All of the Shares offered hereby were acquired by the Selling Shareholder on January 16, 1996 in connection with the Company's acquisition of an additional 30% interest in Sattel Communications Corp. ("SCC"), the Company's subsidiary. As of the date hereof, the Selling Shareholder still owns 20% of the outstanding stock of SCC.

          In recognition of the fact that the Selling
     Shareholder may wish to be legally permitted to sell its Shares, other than in transactions exempt from registration under the securities laws, when it deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time. The Shares may be resold in transactions on the NYSE, on which exchange the Shares are included and traded, in other public securities markets or in private transactions or other transactions exempt from registration under the Securities Act. See "Plan of Distribution."

       Name of        Shares Owned    Shares    Shares Owned
       Selling          Prior to      Offered      After
      Shareholder     this Offering   Hereby(1)   Offering
     _____________    _____________   _________  ___________

     Sattel
     Technologies,
     Inc.               350,000       350,000       0(1)
     ______
     (1) Some or all of the Shares covered by this Prospectus may be offered from time to time on a delayed or continuing basis by the Selling Shareholder.

          The Selling Shareholder has agreed with the Company that 50,000 Shares can be sold following effectiveness of the Registration Statement, an additional 150,000 Shares can be sold after January 16, 1997 and an additional 150,000 Shares can be sold after July 16, 1997, but once the Company's stock price closes at or above $16.75 per share, the Selling Shareholder can thereafter sell all of the Shares.

          The Selling Shareholder and the Company formed SCC in 1994. The Selling Shareholder has transferred certain intellectual property rights to SCC and has entered, and likely will continue to enter, into other arrangements with SCC in the ordinary course of business, including supplying inventory to SCC on agreed-upon terms. The Chairman, President, Chief Executive Officer and majority shareholder of the Selling Shareholder is also a member of the Board of Directors of SCC.


                      PLAN OF DISTRIBUTION

          Any distribution of the Shares by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions:
     (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) on or through the facilities of the NYSE, other exchanges, in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

          The Selling Shareholder and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be deemed "underwriters" as that term is defined by the Securities Act.

          Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

          All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Shareholder. The Selling Shareholder and/or the Company may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholder may agree to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

          The Selling Shareholder may also sell Shares pursuant to Rule 144 under the Securities Act, or otherwise, in lieu of sales by means of this Prospectus.


                         LEGAL OPINION

          The validity of the Shares hereby has been passed upon by Godfrey & Kahn, S.C.


                          EXPERTS

          The consolidated financial statements of the Company appearing in its Annual Report (Form 10-K) for the year ended April 1, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                           PART II


          INFORMATION NOT REQUIRED IN THE PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses to be incurred by the Company in connection with the distribution of the securities being registered hereby:

          SEC registration fee . . . . . . . . .    $  1,879
          Accounting fees and expenses . . . . .       3,000
          Legal fees and expenses  . . . . . . .       2,500
          Miscellaneous  . . . . . . . . . . . .         621
                                                       _____

               TOTAL . . . . . . . . . . . . . .      $8,000
                                                       _____
                                                       _____

          All of the above expenses other than the SEC registration fee are estimates. All of the expenses listed will be paid by the Company.

     Item 15.  Indemnification of Directors and Officers.

          Under Section 145 of the Delaware General
     Corporation Law, the Company is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors and officers against certain expenses (including attorneys' fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in the right of the Company), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the Company. Such section also permits the Company to purchase and maintain insurance on behalf of its directors and officers against liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Company, or which may arise out of their status as directors or officers of the Company whether or not the Company would have the power to indemnify such persons against such liability under the provisions of such section.

          Under Article IX of the Company's Bylaws, the Company is in certain instances required to indemnify its directors and officers against certain expenses (including attorneys' fees) and other amounts paid in connection with the defense or settlement of certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including suits which may be instituted by or in the name of the Company), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the Company.

          Through insurance, the officers and directors of the Company may from time to time also be insured for acts or omissions related to the conduct of their duties.

          The Company's Restated Certificate of
     Incorporation limits the personal liability of directors to the fullest extent permitted by Delaware law.

     Item 16.  Exhibits.

          The following Exhibits are filed as part of this Registration Statement.

          Exhibit No.
          ___________

           5.1 Opinion of Counsel
          10.1 Loan and Security Agreement dated January 2, 1996 between Sanwa Business Credit Corporation and C&L Communications, Inc., one of the Company's subsidiaries
          10.2 Exchange Agreement dated January 16, 1996 between the Company and Sattel Technologies, Inc.
          23.1 Consent of Independent Auditors
          23.2 Consent of Counsel (included in Exhibit 5.1)
          24.1 Powers of Attorney appear on the signature page hereof


     Item 17.  Undertakings.

          *(a) The undersigned Registrant hereby undertakes:

               (1)  To file, during any period in which
     offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i)  to include any prospectus required
               by section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any
               facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii)     to include any material
               information with respect to the plan of
               distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration
     Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)  To remove from registration by means of
     a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     ____________________

     * Paragraph references correspond to those of Item 512 of Regulation S-K.

                         SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on February 19, 1996.

                              THE DIANA CORPORATION


                           By:   /s/ Richard Y. Fisher
                               ___________________________

                               Richard Y. Fisher, Chairman
                               of the Board, and Chief
                               Executive Officer


                         POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Y. Fisher and R. Scott Miswald, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated.

         Signature           Title                 Date
         _________           _____                 ____

      /s/ Richard Y. Fisher Chairman of the Board,
     ______________________ Chief Executive
     Richard Y. Fisher      Officer and Director


      /s/ Donald E. Runge   President and Director
     ____________________
     Donald E. Runge


      /s/ Sydney B. Lilly   Senior Vice President
     ____________________   and Director
     Sydney B. Lilly


      /s/ R. Scott Miswald  Vice President,
     _____________________  Treasurer and   February  , 1996
     R. Scott Miswald       Controller
                            (Principal
                             Financial
                             and Accounting
                             Officer)


      /s/ Donald D. Barr    Director
     ___________________
     Donald D. Barr


      /s/ Jack E. Donnelly  Director
     _____________________
     Jack E. Donnelly


      /s/ Jay M. Lieberman  Director
     _____________________
     Jay M. Lieberman

     Dated:  February 19, 1996